Internet Stock Exchange Corp.
f/k/a Sea Venture Cruises, Inc.
(A Development Stage Company)


                                    CONTENTS


                                                                    PAGE

Independent Auditor's Report                                        FS-1

Balance Sheets                                                      FS-2

Statements of Loss and Accumulated Deficit
during the Development Stage                                        FS-3

Statements of Cash Flows                                            FS-4

Statements of Deficiency in Assets                                  FS-5

Notes to Financial Statements                                    FS-6 - FS-7


                                                               [Page 13 of 20]

Independent Auditor's Report

Board of Directors
Internet Stock Exchange Corp.
f/k/a Sea Venture Cruises, Inc.
(A Development Stage Company)
St. Petersburg, Florida

We have audited the accompanying balance sheets of Internet Stock Exchange Corp. f/k/a Sea Venture Cruises, Inc. (a development stage company) at May 31, 1998 and 1997, and the related statements of loss and accumulated deficit during the development stage and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Internet Stock Exchange Corp. f/k/a Sea Venture Cruises, Inc. (a development stage company) as of May31,1998 and 1997, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 5 to the financial statements, the Company has suffered losses from operations that raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                  (Page FS-1)                  [Page 14 of 20]

Miami, Florida
June 1, 1998
Internet Stock Exchange Corp.
f/k/a Sea Venture Cruises, Inc.
(A Development Stage Company)

BALANCE SHEETS
May 31,

                                        1998                1997

ASSETS

ASSETS                           $        -         $         -
TOTAL ASSETS                     $        -         $         -

LIABILITIES AND DEFICIENCY IN ASSETS

LIABILITIES
Accrued expenses                 $     3,192        $      4,000
Due to related parties (Note 2)        2,808                  -
TOTAL CURRENT LIABILITIES              6,000               4,000

DEFICIENCY IN ASSETS (NOTE 5)
Common stock, $.1 par value,
50,000,000 shares authorized,
496,087 shares issued and
outstanding (Note 4)                      50                  50
Additional paid-in capital         3,454,662           3,454,662
Accumulated deficit during
the development stage (Note 5)    (3,460,712)         (3,458,712)

TOTAL DEFICIENCY IN ASSETS            (6,000)             (4,000)

TOTAL LIABILITIES AND
DEFICIENCY IN ASSETS              $      -           $        -

See accompanying notes.
                                   (Page FS-2)                 [Page 15 of 20]

Internet Stock Exchange Corp.
f/k/a Sea Venture Cruises, Inc.
(A Development Stage Company)

STATEMENTS OF LOSS AND ACCUMULATED DEFICIT DURING THE DEVELOPMENT
STAGE For
the years ended May 31,

                                1996          1997            1998
Cumulative EXPENSES
Professional fees        $     2,000     $   2,000      $    6,000
LOSS FROM CONTINUING
OPERATIONS               $    (2,000)    $  (2,000)     $   (6,000)
DISCONTINUED OPERATIONS,
    NET OF INCOME TAXES
Discontinued development
    stage activities             -             -        (3,454,712)
LOSS FROM DISCONTINUED
    OPERATIONS                   -             -        (3,454,712)
NET  LOSS                     (2,000)       (2,000)     (3,460,712)
BASIC NET LOSS PER SHARE $    (0.004)    $  (0.004)   $    (6.976)

See accompanying notes.
                                    (Page FS-3)                [Page 16 of 20]

Internet Stock Exchange Corp.
f/k/a Sea Venture Cruises, Inc.
(A Development Stage Company)

STATEMENTS OF CASH FLOWS
For the years ended May 31,

                                1998                     1997

CASH FLOWS FROM OPERATING
    ACTIVITIES
Net loss                 $    (2,000)                  (2,000)
Adjustments to reconcile
net loss to net cash
provided by operating
activities:

Increase (decrease) in
liabilities:
Accrued expenses              (  808)                    2,000
Due to related parties         2,808                       -

NET CASH USED BY DEVELOPMENT
STAGE OPERATING ACTIVITIES        -                        -
NET INCREASE IN CASH AND
EQUIVALENTS FOR THE PERIOD
AND CUMULATIVE DURING THE
DEVELOPMENT STAGE                 -                        -
CASH AND EQUIVALENTS -
   BEGINNING OF PERIOD            -                        -
CASH AND EQUIVALENTS -
   END OF PERIOD         $        -                $       -

See accompanying notes.
                                    (Page FS-4)                [Page 17 of 20]

Internet Stock Exchange Corp.
f/k/a Sea Venture Cruises, Inc.
(A Development Stage Company)


STATEMENTS OF DEFICIENCY IN ASSETS


                   Common    Par     Additional   Accumulated      Total
                   Stock    Value     Paid-in       Deficit      Deficiency
Balance
   May 31, 1996    496,087  $ 50    $ 3,454,662  $ (3,456,712)   $ (2,000)


Balance
   May 31, 1997    496,087    50      3,454,662    (3,458,712)     (4,000)


Balance
   May 31, 1998    496,087    50      3,454,662    (3,460,712)     (6,000)

See accompanying notes.


                                  (Page FS-5)                  [Page 18 of 20]

NOTES TO FINANCIAL STATEMENTS


NOTE 1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Business Activity

Internet Stock Market Resources, Inc. f/k/a Internet Stock Exchange Corp. f/k/a Sea Venture Cruises, Inc. (Company) is a Delaware corporation. The Company is a corporation, organized by virtue of a merger with Trans America Enterprises, Inc., a Texas corporation, and Sea Venture Cruises, Inc., a Delaware corporation. The Company obtained its latest effective certificate of merger from the State of Delaware on June 14,1989. The Company changed its name to Internet Stock Market Resources, Inc. as of March 26, 1998.

The Company has been inactive since 1989, when it discontinued its luxury passenger and one-day cruises business. From 1989 to the present time, the Company has not actively engaged in a specific business, however, management is pursuing possible business opportunities.

Basic Net Loss Per Share

Basic per share information is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding. No warrants or options were outstanding.

Income Taxes

The Company follows Statement of Financial Accounting Standards No. 109 (FAS
109), "Accounting for Income Taxes". FAS 109 is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of the difference in events that have been recognized in the Company's financial statements compared to the tax returns.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Development Stage Company

The Company has been inactive for the past several years thus has not yet generated any revenues and, as such, it is considered a development stage company.

NOTE 2.   RELATED PARTY TRANSACTIONS

On March 15, 1990, the Company issued 443,988,735 restricted common shares to M.C.K. Marine Enterprises, Inc. in exchange for a loan of $1,605,800. M.C.K. Marine Enterprises, Inc. was owned by one of the major shareholders of the Company.

Partial payment of accrued expenses were paid by an affiliated company, through common ownership, in the amount of $2,808 and is included in the "Due to related parties."

NOTE 3.   INCOME TAXES

Deferred income taxes (benefits) are provided for certain income and expenses, which are recognized in different periods for tax and financial reporting purposes. Sources of temporary differences and the resulting assets and liabilities are as follows:

                    Deferred Tax
                    Asset

Net operating loss carryforward    $    2,854,686
Effective tax rate       39%
                             1,113,328
Valuation allowance                    (1,113,328)

               $         -

Statement of Financial Accounting Standard No. 109 requires the use of an asset and liability method of accounting for income taxes. Statement No. 109 provides for the recognition and measurement of deferred income tax benefits based on the likelihood of their realization in future years. A valuation allowance has been established since it is likely that a portion of the deferred income tax benefits will not be realized.

The Company has a net operating loss carryforward of approximately $2,855,000 for federal and state income tax purposes to offset future taxable income. These losses expire in 2018.
                                 (Page FS-6)                   [Page 19 of 20]

NOTE 4.   REVERSE STOCK SPLIT

On March 15, 1998, the Board of Directors authorized a 1 for 1,000 reverse stock split, to be effective as of April14,1998, for all of the then issued and outstanding shares of the Company's common stock. As a result of the reverse stock split, the Company's issued and outstanding shares of common stock were reduced from 494,405,953 to 494,406. The financial statements give retroactive effect to this reverse stock split.

NOTE 5.   GOING CONCERN

As shown in the accompanying financial statements, the Company incurred net losses of $6,000 for the three years ended May 31, 1998 and has been inactive since 1989. As a result the Company has a negative working capital and a deficiency in assets. The financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.
                                   (Page FS-7)                 [Page 20 of 20]